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Exhibit 23.1(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in this Registration Statement on Amendment No.1 to Form S-4 of MSW Energy Holdings II LLC and MSW Energy Finance Co. II, Inc. of our report dated March 29, 2004 relating to the consolidated balance sheet and related consolidated statements of operations, member's equity and cash flows of MSW Energy Holdings II LLC and Subsidiaries at December 31, 2003 and the results of their operations and their cash flows for the period from inception (August 20, 2003) to December 31, 2003, which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

Florham Park, New Jersey
April 27, 2004

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  Exhibit 23.1(a)
CONSENT OF INDEPENDENT ACCOUNTANTS